UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March  31, 2010

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (727) 237-51-25
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2010 Emir Oil, LLP, a wholly-owned subsidiary of BMB Munai, Inc. (the “Company”) entered into an agreement for the Conduction of 3D Seismic Survey, dated March 31, 2010, (the “Agreement”) between Geo Seismic Service LLP (“Geo Seismic”) and Emir Oil LLP (“Emir”).  Mr. Toleush Tolmakov, the General Director of Emir and a holder of more than 10% of the outstanding common stock of the Company, is a 30% owner of Geo Seismic.

The Agreement provides that Geo Seismic will carry out 3D field seismic exploration activities of the Begesh, Aday, North Aday and West Aksaz structures, an area of approximately 96 square kilometers within the Company’s Northwest Block.  In exchange for these services, Emir will pay Geo Seismic 570,000,000 Kazakh tenge ($3,800,000 USD).  In lieu of payment in Kazakh tenge, Emir, at its sole election, may deliver restricted shares of BMB common stock at the agreed value of the higher of: (i) the average closing price of BMB Munai, Inc. common shares over the five days prior to final acceptance by Emir of the 3D seismic work; or (ii) $2.00 per share.  The maximum number of shares which may be delivered as payment in full shall not exceed 1,900,000 restricted common shares.

The description of the Agreement in this Current Report is only a summary of that Agreement and is qualified in its entirety by reference to the terms of the Conduction of 3D Seismic Survey, a copy of which is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.31	Conduction of 3D Seismic Survey, dated March 31, 2010, Between “Geo Seismic Service” LLP and “Emir-Oil” LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: April 6, 2010	By:	/s/ Gamal Kulumbetov
Gamal Kulumbetov
Chief Executive Officer